Exhibit 99.1

State Auto Financial reports

first quarter 2015 results

•       Quarterly income of $0.60 per diluted share

•       Quarterly GAAP combined ratio of 94.6

•       Return on equity of 12.2%

•       Book value per share of $22.05

Columbus, Ohio (April 30, 2015) – State Auto Financial Corporation (NASDAQ:STFC) today reported first quarter 2015 net income of $24.7 million, or $0.60 per diluted share, versus net income of $27.1 million, or $0.66 per diluted share, for the first quarter of 2014. Net income from operations[1] per diluted share for the first quarter 2015 was $0.54 versus net income from operations[1] per diluted share of $0.49 for the same 2014 period.

Operating Results

STFC’s GAAP combined ratio for the first quarter 2015 was 94.6 versus 99.2 for the first quarter of 2014. Catastrophe losses during the first quarter 2015 accounted for 1.4 points of the 61.8 total loss ratio points, or $4.5 million, versus 2.4 points of the total 65.5 loss ratio points, or $6.3 million, for the same period in 2014.

The State Auto Group’s homeowners quota share reinsurance arrangement (the “HO QS Arrangement”) expired on December 31, 2014. STFC’s GAAP combined ratio on a pro forma basis excluding the HO QS Arrangement for the first quarter of 2014 was 96.5[2], which include catastrophe losses of 2.8 points, or $8.7 million.

Net written premium for the first quarter of 2015 increased 15.7% over the same period in 2014. By segment, net written premium increased 25.1% for personal insurance, decreased 2.1% for business insurance and increased 26.3% for specialty insurance. The increase in the personal insurance segment was driven by the absence of the HO QS Arrangement during the first quarter of 2015 as compared to the first quarter of 2014. Excluding the impact of the HO QS Arrangement, the personal segment net written premium for the first quarter decreased 7.1%[3] from the same period in 2014. The decline in both the personal and business insurance segments was driven primarily by lower levels of new business production. The growth in specialty insurance was primarily driven by the Programs and E&S casualty units.

Book Value and Return on Equity

STFC’s book value was $22.05 per share as of March 31, 2015, an increase of $0.73 per share from STFC’s book value on December 31, 2014, as a result of net income and net unrealized gains.

News Release

Contact

Tara Shull

Investor Relations and Finance Director

614.917.4478 F 614.887.1793

Tara.Shull@StateAuto.com

Kyle Anderson

AVP/Director of Corporate Communication

614.917.5497 M 614.477.5301

Kyle.Anderson@StateAuto.com

Corporate Headquarters

518 E. Broad St.

Columbus, OH 43215

614.464.5000

800.444.9950

For additional information:

StateAuto.com/STFC

facebook.com/StateAuto

twitter.com/StateAuto

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State Auto Financial reports first quarter 2015 results, April 30, 2015

Return on stockholders’ equity for the twelve months ended March 31, 2015, was 12.2% compared to 8.6% for the twelve months ended March 31, 2014.

Commentary

STFC President and CEO Bob Restrepo commented on the quarter as follows:

“State Auto Financial Corporation started 2015 with strong and stable earnings, an underwriting profit and a solid increase in book value. We achieved a 94.6% combined ratio resulting from exceptionally good property results across all three insurance segments. Liability and workers compensation lines continue to perform well. Automobile loss ratios were elevated compared to the first quarter of 2014. Investment income declined over $2 million from the prior year quarter as a lower consumer price index (CPI) produced lower income from our TIPS portfolio.

“In personal insurance, personal auto results deteriorated relative to the first quarter last year with less favorable development from prior accident years and higher bodily injury loss ratios. Physical damage results performed well despite the winter weather. We remain confident that personal auto results will improve and achieve targeted profitability levels by year end. Earned price increases are 5% and current loss trends are flat. As the year progresses, this should produce margin improvement in the all-important personal auto line. Homeowner and other personal lines results were exceptionally good in the quarter benefitting from less severe winter weather and lower levels of large fire losses, and from our pricing, diversification and homeowners remediation initiatives. With the expiration of the homeowner quota share treaty, homeowners is now a significant and important contributor to STFC’s earnings growth. Personal lines production remains disappointing, but we’re beginning to see an uptick of new business production in states where we’ve implemented our new Start Up program. Retention remains stable, but we’ll need to ramp up targeted new business to stabilize personal insurance production.

“Business insurance results benefitted from substantially improved commercial property profitability. Lower catastrophe experience, better weather and more normal levels of large fire losses contributed to this result. Improved other and product liability and other commercial loss ratios reflect underwriting and pricing actions we implemented over the last year. Commercial auto results were hurt by higher levels of large loss development from prior accident years. Business insurance production decreased 2.1% due to reductions in policy count. Retention remains strong, but new business declined somewhat.

“Specialty insurance generated another strong quarter in terms of both profitability and production. E&S property and workers compensation continued to produce exceptionally strong results. E&S casualty loss ratios were higher due to less favorable reserve development, but remain good. Program loss ratios can be impacted by quarterly volatility as we continue to build scale. Premium production increased 26.3% resulting from growth attributable to the Partners General Insurance Agency acquisition and new programs implemented in 2014. Specialty now represents approximately 25% of our premium volume and will continue to be a growing and critical contributor to State Auto’s profitable growth and diversification efforts.

“With all the 2014 year end moving pieces behind us, I think it’s now clear that the strong underlying underwriting performance we’ve built over the last several years will continue into the future, producing strong earnings and substantially improved returns on equity. STFC has a solid foundation and a bright future.”

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State Auto Financial reports first quarter 2015 results, April 30, 2015

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top fourth of all NASDAQ listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States, through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A- (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, Milbank, Meridian Security, Patrons Mutual, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/STFC.

[1]	Net income (loss) from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income (loss) only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounted to income of $0.06 per diluted share for the first quarter 2015 versus income of $0.17 per diluted share for the same 2014 period.
[2]	Represents a non-GAAP financial measure as to the first quarter 2014 combined ratio. A reconciliation of the difference between this non-GAAP financial measure with the most directly comparable GAAP financial measure is included in Schedule 1 that is part of this release.
[3]	Represents a non-GAAP financial measure as to net written premium for the first quarter 2014. A reconciliation of the difference between this non-GAAP financial measure with most directly comparable GAAP financial measure is included in Schedule 2 that is part of this release.

STFC has scheduled a conference call with interested investors for Thursday, April 30, at 11 a.m. ET to discuss the company’s first quarter 2015 performance. Live and archived broadcasts of the call can be accessed at http://www.StateAuto.com/STFC. A replay of the call can be heard beginning at noon, April 30, by calling 800-585-2056, conference ID 26598479. Supplemental schedules detailing the company’s first quarter 2015 financial, sales and underwriting results are made available on http://www.StateAuto.com/STFC prior to the conference call.

* * * * * *

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three months ended March 31
($ in millions, except per share amounts)	2015	2014
Net premiums written	$307.0	$265.4

Earned premiums	315.3	262.5
Net investment income	15.4	17.6
Net realized gain on investments	3.8	10.7
Other income	0.4	0.5

Total revenue	334.9	291.3

Income before federal income taxes	33.2	27.7

Federal income tax expense	8.5	0.6

Net income	$24.7	$27.1

Earnings per common share:
- basic	$0.60	$0.67
- diluted	$0.60	$0.66

Earnings per share from operations (A):
- basic	$0.54	$0.50
- diluted	$0.54	$0.49

Weighted average shares outstanding:
- basic	41.0	40.8
- diluted	41.4	41.1

Return on average equity (LTM)	12.2%	8.6%

Book value per share	22.05	20.05

Dividends paid per share	$0.10	$0.10

Total shares outstanding	41.0	40.8

GAAP ratios:
Cat loss and ALAE ratio	1.4	2.4
Non-cat loss and LAE ratio	60.4	63.1

Loss and LAE ratio	61.8	65.5
Expense ratio	32.8	33.7

Combined ratio	94.6	99.2

(A) Reconciliation of non-GAAP financial measure:

Net income from operations:
Net income	$24.7	$27.1
Less net realized gain on investments, less applicable federal income taxes	2.5	6.9

Net income from operations	$22.2	$20.2

Schedule 1

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF HO QS ARRANGEMENT CESSION

(unaudited)

The following table sets forth a reconciliation of the expired HO QS Arrangement cession on the Company’s overall results and key performance indicators on a pro forma GAAP basis as if it had not been in effect for the three months ended March 31, 2014:

	Three months ended March 31, 2014
($ in millions)	As Reported	HO QS Cession	Pro Forma without HO QS Cession
Earned Premiums	$262.5	$44.2	$306.7

Losses and LAE Incurred:
Cat loss and ALAE	6.3	2.4	8.7
Non-cat loss and LAE	165.5	20.5	186.0

Loss and LAE	171.8	22.9	194.7
Acquisition and operating expenses	88.5	12.8	101.3

Net underwriting gain	$2.2	$8.5	$10.7

Cat loss and ALAE ratio	2.4%	5.4%	2.8%
Non-cat loss and LAE ratio	63.1%	46.3%	60.7%

Loss and LAE ratio	65.5%	51.7%	63.5%
Expense ratio	33.7%	29.0%	33.0%

Combined ratio	99.2%	80.7%	96.5%

Schedule 2

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

NET WRITTEN PREMIUM COMPARISON ($ millions)

(unaudited)

Personal segment	1st Quarter Only
	3/31/2015	3/31/2014	$ Change	% Change
As reported:
Personal auto	$82.4	$89.5	$(7.1)	(7.9)%
Homeowners	46.5	12.5	34.0	272.0%
Other personal	8.2	7.6	0.6	7.9%

	137.1	109.6	27.5	25.1%

Homeowners:
Homeowners cession	—	37.9	(37.9)	(100.0)%

	—	37.9	(37.9)	(100.0)%

Total excluding HO QS arrangement:
Personal auto	82.4	89.5	(7.1)	(7.9)%
Homeowners	46.5	50.4	(3.9)	(7.7)%
Other personal	8.2	7.6	0.6	7.9%

Grand total	$137.1	$147.5	$(10.4)	(7.1)%